Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Commits to $390 Million ABS Offering

NOVATO, CA — September 7, 2012 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported that its wholly owned subsidiary Willis Engine Securitization Trust II (WEST II), a newly established asset backed securities (ABS) issuer, has entered into an agreement to sell $390 million of senior secured notes with a planned closing date of September 17, 2012. The proceeds of the notes will be used to repay the existing ABS notes of WLFC’s subsidiary, Willis Engine Securitization Trust (WEST), and for other general corporate purposes.

The WEST II ABS securities will be a single class of senior notes with a fixed coupon of 5.50%, an expected maturity of 10 years, a weighted average life of 7.3 years and a final maturity of 25 years. The notes are secured by 79 aircraft engines being acquired from WLFC at a loan to appraised value of approximately 70%.

“Willis Lease remains the only pure engine lessor that has been able to consistently tap the ABS market. This transaction allows us to lock in today’s low interest rates for ten years, provides significant capital for growth and share re-purchases, as well as gives us better access to cash flow from operations going forward,” said Charles F. Willis, Chairman and CEO. “Together with our five year corporate revolver, which is being up-sized from $345 million to $430 million with the addition of three new banks, this financing provides solid long term, low cost financing for our long life engine assets. Over the long term, we believe the additional capacity this refinance facilitates will significantly contribute to lease asset and earnings growth.”

“As WEST II is a wholly-owned statutory trust, the assets and debt will remain on the company’s balance sheet,” said Brad Forsyth, Chief Financial Officer. “The WEST II structure will provide significant liquidity for us, now and in the future. Shortly after closing, there will be a significant reduction in restricted cash balances and throughout the term of the notes, there will be a sharp drop in principal repayments, allowing us to better employ our cash flow from operations. As part of the repayment of the existing WEST notes, we will book a pre-tax charge of approximately $15 million in the third quarter, representing unamortized debt issuance costs, note discount and swap termination costs related to the existing WEST floating rate debt that will be extinguished.”

For this transaction, Credit Agricole Securities was the Sole Structuring Agent and a Joint Bookrunner and Goldman, Sachs & Co was a Joint Bookrunner. Pillsbury Winthrop Shaw Pittman LLP provided legal counsel for WEST II and the company.  The WEST II Notes were rated A(sf) by both Standard & Poor’s and Fitch Ratings.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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Note:  Transmitted on Globe Newswire on September 7, 2012, at 1:00 p.m. PT.